TECHNICLONE AND SCOTIA PHARMACEUTICALS COMPLETE LICENSE AGREEMENT FOR THE USE OF
               VASCULAR TARGETING AGENTS WITH PHOTODYNAMIC THERAPY

TUSTIN, CA. AUGUST 1, 2000 - TECHNICLONE CORPORATION (NASDAQ:TCLN) today announced that the Company has completed a licensing agreement for a segment of the Vascular Targeting Agent (VTA) technology, specifically related to applications of Photodynamic Therapy agents (PDT) with Scotia Pharmaceuticals Limited. The letter of intent for this deal was announced earlier in the year. The complete terms of the deal have not been disclosed but involve a licensing fee, milestone payments which could total as much as $7M and royalties upon commercialization of a product.

Techniclone recently formed a joint venture with Oxigene Corporation named ARCUS to commercialize the VTA technology. The rights obtained by Scotia were excluded from the joint venture with the exception of any future royalty payments, which will be shared by Techniclone and Oxigene. . The VTA proprietary therapeutic platform is designed to specifically target tumor vasculature and subsequently destroy the tumor with various attached therapeutic agents. PDT agents alone have been shown to be effective in treating some forms of cancer. The addition of a targeting agent as provided by the VTA technology could increase the utility of this therapeutic class of drugs. The VTA patent portfolio covers the attachment of most therapeutic agents (including PDT agents) to vascular targeting agents for the purpose of killing the tumor.

Scotia Pharmaceuticals is one of the leading PDT companies in the world. Scotia has developed the next generation of PDT agents which are more efficient and less toxic than their predecessors. PDT works by first loading the specific agents in tumor tissue. The agents are activated by applying light of specific wavelengths to the tumor causing the active agent to kill tumor cells. By using the VTA technology to target the tumor vasculature specifically, the combination with PDT agents could provide a method for greater selectivity.

 "We are pleased to conclude this agreement with Scotia. Their scientists are anxious to begin work in this exciting area. The addition of the VTA technology to the already well-proven PDT therapies to achieve targeted delivery of this class of drugs may result in more effective treatments for a wide variety of tumor types. This could lead to an expansion of PDT applications in the cancer area." stated Dr. John Bonfiglio, President and CEO of Techniclone. "This agreement is another example of Techniclone's strategy to maximize the potential of the VTA technology through licensing agreements and joint ventures with select companies. We are excited about working with Scotia to bring new PDT agents using the VTA technology to the clinic as quickly as possible. Scotia is a leading company in PDT therapy, and we believe Scotia has the expertise and resources to explore this promising area. We will also continue to look for additional strategic partners in this area which complement our existing partnerships." Dr. Bonfiglio further stated.

"Scotia is excited by the opportunity to explore the combination of the VTA technology with our own proprietary PDT agents. We believe this combination could lead to an entirely new concept in how PDT therapies are administered and at the same time potentially broaden their application as useful treatments for cancer." stated Robert Dow, CEO of Scotia .

"We look forward to collaborating with Scotia to advance these new compounds to the market. The concept of combining the VTA technology with the PDT technology is extremely logical and should lead to exciting new product opportunities." stated Dr. Philip Thorpe, inventor of the VTA technology.

Company Overview: Techniclone Corporation is a biopharmaceutical company focused on the development, commercialization and licensing of unique technologies for the treatment of cancer, primarily based on its "collateral targeting technologies." These technologies therapeutically target cell structures and cell types, rather than surface cancer cells, as a means to attack solid tumors, without causing damage to surrounding healthy tissue. The Company has three collateral technologies: Cotara(TM), Vasopermeation Enhancement Agents (VEA), and Vascular Targeting Agents (VTA). The Company also has a direct tumor targeting agent called Oncolym (R) for the treatment of advanced non-Hodgkin's B-cell Lymphoma which has been licensed to Schering AG, Germany, which is now responsible for all existing and future Oncolym(R) clinical trial programs as well as marketing.

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Additional information on the Company and its products can be found at
www.techniclone.com.

Safe Harbor Statement: This release may contain certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ from the Company's expectations as a result of risk factors discussed in Techniclone's reports on file with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's report on Form 10K for the year ended April 30, 2000 and Form 10Q for the quarter ended January 31, 2000.


CONTACT
DeMonte Associates, New York
Cynthia DeMonte
800/987-8256
212/420-0088

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